Exhibit 21.1

Subsidiaries (all are 100% owned)

Name                                                 Jurisdiction
------                                               --------------
Level 8 Technologies, Inc.                           Delaware

Cicero Technologies, Inc                             Delaware

Template Software de Mexico, S.A. de C.V.            Mexico

Template Software Pty Ltd.                           Australia

Template Software Holding GmbH                       Germany

   Template SoftwareGeschaftsfuhrungs GmbH           Germany

   Template Software GmbH                            Germany

Level 8 Worldwide Holdings Ltd.                      Delaware

   Seer Technologies de Argentina S.A.               Argentina

   Level 8 FSC, Inc.                                 Barbados

   Level 8 Benelux B.V                               Netherlands

   Seer Technologies do Brasil Ltda                  Brazil

   Level 8 Canada, Inc.                              Canada

   Level 8 Europe (Deutschland) GmbH                 Germany

   Level 8 Ireland Limited                           Ireland

   Level 8 Italia S.R.L.                             Italy

   Level 8 Systems Nordic AB                         Sweden

   Seer Korea Co., Limited                           Korea

   Seer Technologies Singapore PTY, Limited          Singapore

   Seer Technologies Hong Kong Limited               Hong Kong

3020126 Canada, Inc. (fka Bizware)                   Canada